NEWS RELEASE

INTEROIL ANNOUNCES PURCHASE OF SECOND DRILLING RIG

Cairns, Australia and Houston, TX -- February 9, 2010 -- InterOil Corporation (NYSE: IOC) (POMSoX: IOC) today announced it has purchased a second drilling rig.  The 1,500 horsepower heliportable “triple” rig with top drive was originally built by Parker Drilling.  Total cash consideration for the rig and an extensive inventory of drilling and oil field service equipment, currently located in New Zealand, is NZD $6.5 million (approximately US$4.5 million).

Rig specifications:
1)	OIME SL-1500 horsepower heliportable “triple” rig.
2)	Tesco 500 ton top drive.
3)	Two 1,300 hp mud pumps, both 5 inch and 3 1/2 inch drill pipe.
4)	60 ton crane and 40 ton all terrain crane.

The new rig is capable of drilling to 16,500 vertical feet and of drilling longer horizontal sections than our current rig. The added depth capacity of this rig, in addition to the top drive system, is expected to add flexibility and efficiency to our drilling operations.  The additional rig is not only suitable for development of the Elk/Antelope field, but also adds increased depth capacity and well design versatility to our exploration program.  The rig is capable of tripping drill pipe in “triples,” which InterOil believes will lead to significantly shorter drilling times. Two rigs in the field are expected to add efficiency to our overall drilling operations as many of the services and equipment can be shared across both rigs.

The Company anticipates moving the rig to PNG in the 2nd quarter, following completion of the transaction and refurbishment of tubular and other rotating equipment.

Phil Mulacek stated, “We are very satisfied with the acquisition of the InterOil’s second rig which is outstanding in terms of design and capabilities and is particularly well suited for operations in the area in which our development and exploration activities are being conducted.”

InterOil News Release
Page 1of 2

About InterOil

InterOil Corporation is developing a vertically integrated energy business whose primary focus is Papua New Guinea and the surrounding region.  InterOil’s assets consist of petroleum licenses covering about 3.9 million acres, an oil refinery, and retail and commercial distribution facilities, all located in Papua New Guinea.  In addition, InterOil is a shareholder in a joint venture established to construct an LNG plant on a site adjacent to InterOil’s refinery in Port Moresby, Papua New Guinea.
InterOil’s common shares trade on the NYSE in US dollars.

Investor Contacts for InterOil:

Wayne Andrews	Anesti Dermedgoglou
V. P. Capital Markets	V.P. Investor Relations
Wayne.Andrews@InterOil.com	Anesti@InterOil.com
The Woodlands, TX USA	Cairns Qld, Australia
Phone: +1-281-292-1800	Phone: +61 7 4046 4600

Media Contact for InterOil:
Andrea Priest/Ed Trissel
Joele Frank, Wilkinson Brimmer Katcher
Phone: +1-212-355-4449

Forward-Looking Statements
This press release may include “forward-looking statements” as defined in United States federal and Canadian securities laws.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the InterOil expects, believes or anticipates will or may occur in the future are forward-looking statements, including in particular statements concerning the future development of the Elk/Antelope field and exploration of our licenses.  These statements are based on certain assumptions made by the Company based on its experience and perception of current conditions, expected future developments and other factors it believes are appropriate in the circumstances.  No assurances can be given however, that these events will occur.  Actual results will differ, and the difference may be material and adverse to the Company and its shareholders.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.  Some of these factors include the risk factors described in the company’s filings with the Securities and Exchange Commission and SEDAR, including but not limited to those in the Company’s Annual Report for the year ended December 31, 2008 on Form 40-F and its Annual Information Form for the year ended December 31, 2008.  In particular, there is no established market for natural gas in Papua New Guinea, and no guarantee that gas, gas condensate or oil from the Elk/Antelope field will ultimately be able to be extracted and sold commercially.

Investors are urged to consider closely the disclosure in the Company’s Form 40-F, available from us at www.interoil.com or from the SEC at www.sec.gov and its Annual Information Form available on SEDAR at www.sedar.com, including in particular the risk factors discussed in the Company’s filings.

InterOil News Release
Page 2of 2